Exhibit 99.2

中国北京市朝阳区东三环中路5号财富金融中心 3/11/12层

3/11/12F, Fortune Financial Center, No.5 Dongsanhuan Zhong Rd,

Chaoyang Dis, Beijing 100020, China

电话/Tel：（86-10）65028888

传真/Fax：（86-10）65028866

http://www.hylandslaw.com

July 23, 2024

To:	LZ Technology Holdings Limited

Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili
Town, Wuxing District, Huzhou City, Zhejiang
Province, People’s Republic of China

Dear Sirs and Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue this legal opinion on the laws and regulations of the PRC.

We have acted as the PRC legal counsel for LZ Technology Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the initial public offering (the “Offering”) of a certain number of Class B ordinary shares, par value $0.000025 per share (the “Class B Ordinary Shares”) by the Company and the resale of up to 10,000,000 Class B Ordinary Shares by LZ Digital Technology Holdings Co., Ltd (the “Resale”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933,as amended (the “Securities Act”), in relation to the Offering and the Resale, and (ii) the Company’s proposed listing of its Class B Ordinary Shares on the Nasdaq Stock Market LLC.

A. Documents and Assumptions

In rendering this opinion, we have reviewed and examined copies of the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction of the documents provided to us by the Company and the PRC Subsidiaries (as defined below), and other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements (either in written or oral) issued or made by competent national, provincial, or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Subsidiaries (as defined below), the Company and appropriate representatives of the Company or PRC Subsidiaries.

In delivering this opinion, we have made the following assumptions:

(1)	that any document submitted to us still exists, remains in full force and effect up to the date of this opinion and has not been revoked, amended, varied, cancelled, or superseded by some other document or agreement or action; and no revocation or termination has occurred, with respect to any of the documents after they were submitted to us for the purposes of this opinion;

(2)	that all documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the documents submitted to us are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(3)	that all documents have been validly authorized, executed or delivered by all of the entities thereto and such entities to the documents have full power and authority to enter into, and have duly executed and delivered such documents;

(4)	all requested documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this opinion, including but not limited to the statements set forth in the documents, are true, correct, and complete;

(5)	that all consents, licenses, permits, approvals, exemptions, or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all documents submitted to us are in full force and effect as of the date thereof;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies (as defined below) and are complete, true and correct; and

(7)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Subsidiaries from any Governmental Agency (as defined below) have been obtained by lawful means in due course, and the documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws are subject to the discretion of the Governmental Agencies or the PRC courts of their interpretation and implementation.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent, the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC” means the China Securities Regulatory Commission.

“Governmental Agencies” means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization” means any approval, certificate, consent, permit, authorizations, filings, registrations, qualification, exemptions, waivers, endorsement, annual inspections, permissions and license required by the PRC Laws to be obtained from any Governmental Agency.

“PRC Laws” means all officially published and publicly available laws, regulations, rules, orders, decrees, guidelines, circulars, judicial interpretations of the Supreme People’s Court of the PRC, and subordinate legislations of the PRC currently in effect as of the date of this opinion;

“M&A Rules” means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or new development or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the position or conditions (financial or otherwise), assets, liabilities, business, general affairs, properties or results of operations, performance or prospects of the Company and the PRC Subsidiaries, taken as a whole.

“Overseas Listing Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, which was promulgated by the CSRC on February 17, 2023 and became effective on March 31, 2023.

“PRC Subsidiaries” means the PRC subsidiaries, as listed in Annex A, as at the date thereof.

C. Opinions

Based on the foregoing and the qualifications, assumptions and limitations stated herein, we are of the opinions that on the date hereof:

(1)	[M&A Rules] The M&A Rules among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of current PRC Laws, a prior approval from the CSRC is not required in the context of this Offering and the Company’s proposed listing of its Class B Ordinary Shares on the Nasdaq Stock Market LLC.

(2)	[Overseas Listing Trial Measures] On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. Since the Trial Measures have come into effect, under the currently effective PRC laws and regulations, the Company is required to make filings with the CSRC and should complete the filing before its listing on the Nasdaq. The Company submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024.

(3)	[Enforceability of Civil Procedures] The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	[Taxation] The statements made in the Registration Statement under the caption “Taxation— PRC Taxation”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects. We do not express any opinion herein concerning any law other than PRC tax law.

(5)	[Legal Proceedings] As of the date of this Opinion, the Company is not involved in any legal or administrative litigation that may have a material adverse effect on the Company’s business, balance sheet, operating performance, and cash flow.

(6)	[Statements in the Registration Statement] To the best of our knowledge after due and reasonable inquiry, the statements in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Management’s Discussions and Analysis of Financial Condition and Results of Operations”, “Corporate History and Structure”, “Business”, “Regulations”, “Related Party Transactions”, “Taxation”, and “Enforceability of Civil Liabilities”, insofar to the extent that such statements constitute PRC Laws matters or regulatory matters or describe or summarize PRC Laws matters or regulatory matters, are accurate and correct in all material respects, and nothing has been omitted from such statements in relation to the PRC Laws matters which would make the same misleading in any material respects.

D. Qualifications

Our opinions expressed above are subject to the following qualifications:

(1)	the foregoing opinions are strictly limited to matters of the PRC Laws. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated above.

(2)	we assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein. PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	this opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of the competent Governmental Agency.

(6)	the term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiries” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of us. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Subsidiaries and Governmental Agencies.

(7)	we have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Subsidiaries or the rendering of this opinion, except as stated herein.

(8)	this opinion is rendered to the Company and is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on or after the date of this opinion and shall not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Taxation”, “Enforceability of Civil Liabilities”, and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours Sincerely,

Hylands Law Firm

/s/ Hylands Law Firm

Annex A

List of the PRC Subsidiaries

No.	PRC Subsidiaries	Shareholders (% of Equity Interests)
1	Lianzhang Menhu (Zhejiang) Holding Co., Ltd.	LZ Digital Technology Group Limited. (100%)
2	Lianzhang Portal Network Technology Co., Ltd	Lianzhang Menhu (Zhejiang) Holding Co., Ltd. (96.8511%)； Wuxi Jiangxi Technology Venture Capital Co., Ltd.(3.1489%)；
3	Lianzhang Digital Technology (Xiamen) Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd ( 100%)
4	Lianzhang Life Services (Xiamen) Co., Ltd.	Lianzhang Digital Technology (Xiamen) Co., Ltd. (100%)
5	Lianzhang(Xiamen) Audiovisual Technology Co., Ltd	Lianzhang Digital Technology (Xiamen) Co., Ltd. (100%)
6	Lianzhang Digital Marketing Planning (Xiamen) Co., Ltd.	Lianzhang Digital Technology (Xiamen) Co., Ltd. ( 100%)
7	Live Well (Xiamen) Network Technology Co., Ltd.	Lianzhang Life Services (Xiamen) Co., Ltd. ( 70%)； Xiang Changyu.( 30%)
8	LianZhang Media Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd (100%)
9	Xiamen LianZhang Culture Media Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd (100%)
10	Xiamen Lianzhanghui Intelligent Technology Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd (100%)
11	Xiamen Infinity Network Technology Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd (100%)
12	Taizhou Quanxiang Network Technology Co., Ltd.	Xiamen Infinity Network Technology Co., Ltd. (51%)； Jiang Pan. (49%)
13	Xiamen Limited E-commerce Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd (100%)
14	Shanghai Lianxian Digital Technology Co., Ltd.	Xiamen Limited E-commerce Co., Ltd. （65%)； Bengbu Yigong Digital Technology Co., Ltd. （35%）
15	LianZhang New Community Construction Development (Jiangsu) Co., Ltd.	Lianzhang Portal Network Technology Co., Ltd(80%)； Xiamen Zhanghui Investment Co., Ltd. （20%）
16	Lianzhang Life Services Co., Ltd	Lianzhang Portal Network Technology Co., Ltd (100%)